EXHIBIT 10.5

MASTER REAL ESTATE

ASSET PURCHASE AGREEMENT

THIS MASTER REAL ESTATE ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 10th day of December, 2017 (the “Effective Date”), by and between MT. MELROSE, LLC, a Kentucky limited liability company (“Seller”), and SITESTAR CORPORATION, a Nevada corporation (“Buyer”).

WHEREAS, Seller is engaged in the business of owning and managing a portfolio of residential real estate in the State of Kentucky (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer or its designee, and Buyer wishes to purchase and assume from Seller, directly or indirectly through Buyer’s designee, substantially all of the assets, and certain specified liabilities, of the Business in a series of Closings (as hereinafter defined), all in accordance with and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.DEFINED TERMS.

Capitalized terms used in this Agreement and not defined in other parts hereof have the following meanings specified in this Section 1:

“As Currently Conducted” means, with respect to the Business, the conduct of the Business as of each of (i) the Effective Date and (ii) the date of a Closing hereunder.

“Assumed Debt” means the indebtedness secured by the Real Properties, and the accrued but unpaid interest due thereon, as of the relevant Closing.  As of November 30, 2017, the Assumed Debt had a principal balance of approximately $4,883,736.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any governmental order or binding agreement with any governmental authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980,

as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Law(s)” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from governmental authorities.

“Permitted Encumbrance” means (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; (c) easements, rights of way, zoning ordinances, restrictions and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, materially adverse to the Business, which do not prohibit or materially interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; (d) other than with respect to Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets, (e) with respect to the Real Property, the Leases and rights of tenants thereunder, and (f) Encumbrances securing the Assumed Debt.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

2.PURCHASE AND SALE.

2.1.Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closings, Seller shall sell, assign, transfer, convey and deliver to Buyer or Buyer’s designee, and Buyer or Buyer’s designee shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which relate to, or are used or held for use in connection with, the Business As Currently Conducted (collectively, the “Purchased Assets”), including, specifically, the following:

(a)Real Property.  Each parcel of real property owned by Seller (or for which Seller is under contract) listed on Exhibit A attached hereto, together with any and all improvements, appurtenances, fixtures, rights, privileges, rights-of-way and easements benefiting, belonging or pertaining thereto, including, without limitation, all buildings, fixtures, structures, improvements, systems and utilities situated thereon and all easements, rights-of-way and other rights, interests and privileges appurtenant thereto (including, but not limited to, any rights of Seller in any streets or other public ways adjacent thereto and any water or mineral rights owned by, or leased to, Seller) (collectively, the “Real Property” or the “Real Properties”).

(b)Personal Property.  All tangible personal property (i) owned by Seller, located on or in the Real Property and (ii) not located at the Real Properties but held for use exclusively in the conduct of the Business As Currently Conducted (collectively, the “Personal Property”).

(c)Intangible Property.  All, if any, (i) trademarks, tradenames, development rights and entitlements and other intangible property owned by Seller and used in connection with the Business As Currently Conducted; (ii) to the extent assignable, guaranties and warranties issued to Seller respecting any of the Real Property (including, without limitation, roof warranties, systems warranties and warranties pertaining to fixtures or utilities); (iii) to the extent assignable, rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets; and (iv) any reports, studies, surveys and other comparable analysis, depictions or examinations of the Real Property.

(d)Contracts.  Seller’s rights in and under the operating contracts, service contracts, financing agreements and other comparable agreements (the “Contracts”) that are either (i) Contracts listed on Exhibit B attached hereto which Buyer hereby agrees to assume (the “Required Contracts”) or (ii) other Contracts which, subject to Seller's reasonable approval, Buyer may expressly elect in writing to assume, prior to a given Closing (any such other Contract which Buyer so elects to assume will be treated, upon Buyer’s election to so assume, as a Required Contract for all purposes of this Agreement).

(e)Leases.  Seller’s right, title and interest in and to all leases and other agreements regarding the occupancy of all or any portion of any or all of the Real Property, including, but not limited to, any leases, licenses or occupancy agreements that Seller executes and enters into or acquires prior to a Closing pursuant to this Agreement (collectively, the “Leases”).  A description of each of the Leases is set forth on Exhibit C attached hereto.

(f)Permits.  All Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business As Currently Conducted or for the ownership and use of the Real Property.

(g)Seller Employees. Buyer, or its designee, shall have the option at its discretion to extend offers to hire to Seller’s employees, if any, at Closing. Following the Effective Date, Seller shall provide Buyer with access to personnel records, and reasonable access in coordination with Seller to Seller’s Employees.

Notwithstanding the foregoing, the Purchased Assets will not include (1) the personal items of Jeffrey Moore or (2) the Leases which prior to Closing expire by their terms or are terminated in the ordinary course of business.

2.2.Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closings Seller shall assign to Buyer or Buyer’s designee, and Buyer or Buyer’s designee shall assume and agree to pay, perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”), and no other liabilities of any kind or nature whatsoever:

(a)all liabilities in respect of the Required Contracts, but only to the extent that such liabilities thereunder are required to be performed after the relevant date of Closing and do not arise out of any improper performance or other breach, default or violation by Seller on or prior to the Closing;

(b)without limiting any of the foregoing of clause (a) above, all liabilities in respect of the Leases, but only to the extent that such liabilities thereunder are required to be performed after the relevant date of Closing; and

(c)the Assumed Debt.

Notwithstanding the foregoing provisions of Section 2.2 above or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or any of its affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its affiliates to, pay and satisfy in due course all Excluded Liabilities which it is obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(i)any liability for (i) Taxes of Seller (or any member or affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any pre-Closing tax period; (ii) Taxes that are the responsibility of Seller pursuant to this Agreement; or (iii) other Taxes of Seller (or any member or affiliate of Seller) of any kind or description;

(ii)any liabilities in respect of any pending or threatened action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such action relates to such operation on or prior to the relevant date of Closing;

(iii)any liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(iv)any liabilities of Seller under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the relevant date of Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(v)any liabilities under any contracts or agreements of Seller (i) which are not Required Contracts or Leases; or (iii) to the extent such liabilities arise out of  a breach by Seller of Required Contracts or Leases prior to the relevant date of Closing; and

(vi)any liabilities arising out of, in respect of or in connection with the failure by Seller or any of its affiliates to comply with any Law or governmental order.

3.PURCHASE PRICE AND CLOSINGS.

3.1.Purchase Price.  Subject to adjustment as provided in Sections 4, 9 and 10 hereof, the aggregate purchase price to be paid to Seller by Buyer for the Purchased Assets, shall be approximately $8,448,700 plus Seller’s investment in Real Properties acquired after the date of this Agreement but prior to Closing (collectively, the “Purchase Price”). $500,000.00 of such Purchase Price shall be payable to Seller in cash, and the balance of such Purchase Price shall be payable to Seller by assumption by Buyer of the Assumed Debt based on the amount owed at the time assumed and the balance of the Purchase Price paid by issuance to Seller of restricted shares of Common Stock, $0.001 par value, of Sitestar Corporation  ("Common Stock") at the rate of $0.10 per share (as adjusted for any stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization after the date hereof) (anticipated to be approximately 30,649,640 shares, subject to adjustment), with the restrictions described in Section 3.3.2(a); provided, that Seller shall be entitled to receive cash in lieu of shares of Common Stock at the rate of $0.10 per share (as adjusted for any stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization after the date hereof) at any Closing, as determined by Seller, in its sole and absolute discretion.  Provided that all conditions precedent to Buyer’s obligations to close, with respect to the Closings or any of them, as set forth in this Agreement (“Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Buyer, portions of the Purchase Price shall be paid to Seller at one or more Closings, plus or minus prorations and other adjustments hereunder, in such amounts as the parties may allocate to the specific Purchased Assets being conveyed at each such Closing as contemplated herein.

In the event Buyer changes the number of shares of Common Stock issued and outstanding after the date of this Agreement and prior to a Closing as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the issuances of the applicable shares of Common Stock to Seller and registration of such Shares in Seller's name, the shares of Common Stock to be issued shall be proportionately adjusted in such fashion that Buyer and Seller in good faith agree, such agreement not to be unreasonably withheld, conditioned or delayed.

3.2.Closings.  The purchase and sale contemplated herein shall be consummated at a series of remotely held closings (each, a “Closing”), on the second business day after all of the conditions to a given Closing set forth in this Agreement are either satisfied or waived (other than conditions which, by their nature, are to be satisfied as of the Closing).  Following the Effective Date, the parties shall cooperate in good faith to finalize as soon as reasonably practicable a mutually acceptable schedule of Closings and the specific Purchased Assets to be conveyed at each such Closing; provided, however, no Closing as to any of the Purchased Assets shall be scheduled to occur on a date later than eighteen (18) months following the Effective Date.  At any Closing, (i) the Purchased Assets to be conveyed will be the Real Properties identified by the parties pursuant to such schedule and the other Purchased Assets associated with such Real Properties, (ii) the Assumed Liabilities to be assumed by Buyer at such Closing will be the Assumed Liabilities secured by or associated with such Real Properties and other Purchased Assets and (iii) the Purchase Price to be paid will be the aggregate Purchase Price associated with such Real Properties as mutually determined by Buyer and Seller in good faith.  For any Purchased Asset that is not a Real Property or associated with a Real Property, such Purchased Asset will be conveyed at a Closing mutually agreeable to Buyer and Seller but in any event at a Closing prior to the end of the afore-mentioned 18-month period.  Subject to the foregoing, each Closing shall occur on such date and at such time as the parties may agree upon in writing.  Each Closing shall be effective as of 12:01 A.M. on the date of such Closing.  Notwithstanding the foregoing, the risk of loss of all or any portion of the Purchased Assets shall be borne by Seller up to and including the actual time of the relevant Closing respecting such Purchased Assets and Buyer’s payment of the applicable portion of the Purchase Price to Seller, and thereafter by Buyer.

3.3.Closing Deliveries.

3.3.1.Seller’s Deliveries.  At each Closing, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably acceptable to Buyer:

(a)

Deed.  A deed (the “Deed”), executed by Seller, in recordable form, and conveying to Buyer or Buyer’s designee all of Seller's right, title and interest in and to the applicable Real Property, free and clear of all Encumbrances claiming by, through or under Seller, except (i) Permitted Encumbrances, and (ii) any liens, permitted encumbrances, conditions and restrictions with respect to which appear on Buyer’s Title Commitment or Title Report and which have been expressly accepted or waived by Buyer. The Deed shall be in the form of a general warranty deed for each Real Property respecting which Seller received a general warranty deed when it acquired such Real Property.  For all other Real Properties, the Deed shall be in the form of a special warranty deed.

(b)

Bill of Sale.  A bill of sale in the form mutually agreeable to the partries (“Bill of Sale”), executed by Seller, assigning and conveying to Buyer or Buyer’s designee title to the applicable Personal Property, free and clear of all liens and claims by and through Seller, excluding the Permitted Encumbrances but otherwise without warranty and in “as-is” condition.

(c)

Assignment and Assumption.  An assignment and assumption agreement  in the form mutually agreeable to the parties (“Assignment and Assumption Agreement”), executed by Seller, effecting the assignment to and assumption by Buyer or Buyer’s designee of the applicable Purchased Assets and Assumed Liabilities.

(d)

Assignment and Assumption of Leases.  An assignment and assumption of leases substantially in the form attached hereto as Exhibit E (“Assignment and Assumption of Leases”), executed by Seller, effecting the assignment to and assumption by Buyer or Buyer’s designee of the applicable Leases.

(e)	Permits. All licenses, Permits, approvals and authorizations relating to the Real Property being conveyed, to the extent assignable.
(f)

Notices to Tenants.  Notices to each of the tenants under the applicable Leases, notifying them of the sale of the applicable Real Property and directing them to pay all future rent as Buyer may direct.

(g)	Possession. Seller shall deliver possession of the applicable Real Property to Buyer, subject to the Leases and rights of tenants thereunder.
(h)	Keys. Keys to all locks located in the applicable Real Property.
(i)	Closing Statement. A closing statement conforming to the prorations and other relevant provisions of this Agreement.
(j)	Entity Transfer Certificate. An Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
(k)

Real Property Mortgages. Assignment to Buyer or its designee of Seller’s rights and obligations under any and all mortgages, assignments of leases and rents, fixture filings, financing statements and other Encumbrances securing the Assumed Debt, effective as of the date of the relevant Closing.

(l)

Closing Certificate.  A certificate, signed by Seller, certifying to Buyer that the representations and warranties of Seller contained in this Agreement are true and correct as of the date of the Closing.

(m)

Other.  Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement, if any.

Seller and Buyer acknowledge that if any of the Real Properties identified on Exhibit A are titled in the name of Seller’s sole member, Jeffrey I. Moore ("Mr. Moore"), that Seller shall cause Mr. Moore to convey the Real Property as required hereby or convey such Real Property to Seller prior to the applicable Closing so Seller may convey such Real Property to Buyer as required hereby.

3.3.2.Buyer’s Deliveries.  At each Closing, Buyer (or Buyer’s designee) shall deliver or cause to be delivered to Seller the following, in form and substance reasonably acceptable to Seller:

(a)

Purchase Price.  Payment of that portion of the Purchase Price applicable to the Purchased Assets being then-conveyed. Any Common Stock portion of the Purchase Price shall be restricted stock that is exempt from registration pursuant to the provisions of Section 4(2) and Rule 506 of Regulations D promulgated under the Securities Act of 1933.

(b)	Assignment and Assumption. The Assignment and Assumption Agreement, executed by Buyer or Buyer’s designee and assignments contemplated by Section 3.3.1(k).
(c)	Assignment and Assumption of Leases. The Assignment and Assumption of Leases, executed by Buyer or Buyer’s designee.
(d)

Closing Certificate.  A certificate, signed by Buyer, certifying to Seller that the representations and warranties of Buyer contained in this Agreement are true and correct as of the date of the Closing.

(e)

Other.  Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement, if any.

4.REAL PROPERTY DUE DILIGENCE.

4.1.Property Records and Inspection.  Not later than ten (10) days after the Effective Date, Seller shall deliver or make available to Buyer all of the agreements, documents, contracts, information, records, reports and other items described in Exhibit D attached hereto (the “Documents”) that are in its possession or reasonable control.  Seller shall promptly provide to Buyer updated versions of those of the Documents that are regularly updated.  At all times prior to a Closing pertaining to any given Real Property, Buyer, its agents and representatives shall be entitled to conduct one or more “due diligence inspections,” which includes the rights to: (i) enter upon the Real Property, on at least 48 hours’ notice to Seller and subject to the restrictions of any

Lease, to perform inspections and tests of the Real Property and environmental studies and investigations of the Real Property; (ii) examine and copy any and all books, records, correspondence, financial data, and all other documents and matters, public or private, maintained by Seller or its agents, and relating to receipts and expenditures pertaining to the Real Property; (iii) make investigations with regard to zoning, environmental, building, code and other legal requirements; and (iv) make or obtain market studies and real estate tax analyses. If, at any time prior to the relevant Closing, Buyer, in its sole and absolute discretion, determines that the results of any inspection, test or examination do not meet Buyer’s criteria for the purchase, financing or operation of the Real Property in the manner contemplated by Buyer, or if Buyer otherwise reasonably and in good faith determines that the Real Property is unsatisfactory to it, then Buyer may either (i) terminate its obligation to purchase that particular Real Property by written notice to Seller, all without any liability or further obligation to Seller, or (ii) negotiate with Seller a mutually acceptable reduced Purchase Price applicable to that particular Real Property; provided, that, in either event, the aggregate Purchase Price set forth in Section 3.1 shall be adjusted and reduced accordingly.

4.2.Title Matters.

(a)

Title Insurance.  With respect to the Real Properties or any of them, Buyer shall have the right (without obligation) to obtain, at Buyer’s sole cost, and deliver to Seller a commitment (“Title Commitment”) issued by a title insurance company of Buyer’s selection (the “Title Company”), for an owner’s title insurance policy insuring Buyer or Buyer’s designee (“Title Policy”), ALTA Policy Form 2006, in the full amount of the portion of the Purchase Price applicable to the Real Property being conveyed or a title opinion or title report addressed to Buyer (“Title Report”).  If Buyer obtains a Title Commitment, it shall be a Condition Precedent to Buyer’s obligation to proceed to the relevant Closing that, at such Closing, the Title Company shall issue the Title Policy to Buyer insuring Buyer or Buyer’s designee as the fee simple owner of the Real Property for the full amount of the portion of the Purchase Price allocated to such Real Property.

(b)

Defects and Cure.  Without limiting any of Buyer’s rights under Section 4.1 above, if any Title Commitment, Title Report or an update to the same discloses unpermitted claims, liens, exceptions or conditions respecting any given Real Property, Buyer may object to said defects as set forth below.

(i)

On or prior to the relevant Closing, Seller shall be unconditionally obligated to cure or remove the following defects for which Buyer gives Seller written notice of (the “Liquidated Defects”), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Title Commitment:  (a) liens securing a mortgage, deed of trust or trust deed evidencing an indebtedness of Seller (other than indebtedness expressly assumed by Buyer under the Required Contracts or Assumed Debt); (b) judgment liens against Seller; (c) Tax liens (other than Permitted Encumbrances); (d) broker’s liens based on the written agreement of Seller or its managing agent or member; and (e) any mechanics liens that are based upon a written agreement between either (x) the claimant and Seller or its managing agent or member, or (y) the claimant and any other contractor, supplier or materialman with which Seller or its managing agent or member has a written agreement.  Notwithstanding anything to the contrary set forth herein, if, prior to the relevant Closing, Seller fails to so cure or remove (or insure over or bond over) all Liquidated Defects, then Buyer may either (1) terminate this Agreement with respect to the particular Real Property for which Seller did not cure the Liquidated Defect(s) by written notice to Seller, all without any liability or further obligation to Seller; or (2) proceed to close with title to the particular Real Property as it then is with the Liquidated Defects.  The foregoing are Buyer’s sole remedies for Liquidated Defects.

5.REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and shall be true as of the date of each Closing hereunder:

5.1.Good Standing and Authority.  Seller is duly organized, validly existing and in good standing under the laws of the state in which it was formed, and is authorized to operate in the State of Kentucky; (2) Seller has all necessary limited liability company power and authority to enter into this Agreement and the other transaction documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (3) the execution and delivery by Seller of this Agreement and any other transaction document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller; (4) the person signing this Agreement on behalf of Seller is duly authorized to act on Seller’s behalf in entering into this Agreement, and is duly authorized to sign and deliver all documents relating thereto; and (5) this Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2.No Conflicts.  Except as set forth in Schedule 5.2 hereto, the execution, delivery and performance by Seller of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organic documents of Seller; (b) result in a violation or breach of any provision of any Law or governmental order applicable to Seller; or (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of, any agreement to which Seller is a party or by which Seller is bound.  No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other transaction documents and the consummation of the transactions contemplated hereby and thereby.

5.3.Documents. Seller has delivered, or made available, to Buyer true and complete copies of all of the Documents in its possession or reasonable control.

5.4.Contracts.  There are no contracts or agreements to which Seller is a party of any kind relating to the management, leasing, operation, maintenance or repair of the Real Property, or by which any of the Purchased Assets are bound or affected or to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets except the Required Contracts, Leases, Contracts disclosed to Buyer as part of the Documents and contracts and agreements immaterial to the Business.  Seller has not received any unresolved written notice alleging that it has failed to timely perform any of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under, any of the Required Contracts or Leases, except where such failure or default would not reasonably be expected to have a material adverse effect on the value or operation of the Purchased Assets, taken as a whole.

5.5.Environmental Matters.  Seller has not received any unresolved notice of any pending or threatened claims, complaints, notices, correspondence or requests for information with respect to any violation or alleged violation of any Environmental Law, any Release of any Hazardous Materials or with respect to any corrective or remedial action for, or cleanup of, any of the Real Properties or any portion thereof.  Seller has not Released, transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Materials on any Real Property in material violation of any Environmental Law.  Buyer acknowledges that radon naturally occurs in counties in which the Real Properties are located and the improvements on the Real Properties were, in many cases, originally constructed many years ago and may contain asbestos shingles, other products containing asbestos and lead-based paint that were at the Real Property at the time Seller acquired it and Seller makes no representation or warranty that such hazardous materials are not present at the Real Properties.

5.6.Compliance with Laws and Codes.  Seller has not received any unresolved notice advising or alleging that, and Seller has no knowledge that, any of the Real Properties (including the improvements thereon), or any use and operation thereof, are not in  compliance with all applicable municipal and other governmental Laws, ordinances, rules, regulations, codes (including Environmental Laws), licenses, Permits and authorizations, and there are presently and validly in effect all licenses, Permits and other authorizations necessary for the use, occupancy and operation of the Real Property, except where such noncompliance or failure not to have such licenses, Permits and other authorizations would not have a material adverse effect on the value of such applicable Real Property.

5.7.Litigation.  Except for eviction and collection proceedings commenced in the ordinary course against tenants and proceedings objecting to ad valorem tax valuations, there are as of the date of this Agreement no pending or  threatened, judicial, municipal or administrative proceedings affecting the Real Property, or in which Seller is a party by reason of Seller’s ownership or operation of the Real Property or any portion thereof, including, without limitation, proceedings for or involving condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on any Real Property or by reason of the condition, use of, or operations on, any Real Property.  No assignments for the benefit of creditors, insolvency, bankruptcy or reorganization proceedings are pending, or, to Seller’s knowledge, threatened, against Seller, nor are any of such proceedings contemplated by Seller.

5.8.Re-Zoning.  Seller is not a party to, nor does Seller have any knowledge of, any threatened proceeding for the rezoning of any of the Real Properties or any portion thereof.

5.9.Taxes.  Seller has not as of the date of this Agreement received notice of, and does not as of the date of this Agreement have any knowledge of, any proposed increase in the assessed valuation of any of the Real Properties.  All Tax returns with respect to the Business required to be filed by Seller for any pre-Closing tax period have been, or will be, timely filed. Such Tax returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax return) have been, or will be, timely paid by Seller in full.   There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

5.10.Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after each Closing in substantially the same manner As Currently Conducted.  With respect to each of the Real Properties, (i) Seller has good and marketable fee simple title (subject to the Permitted Encumbrances and excluding the Real Properties under contract which Seller has not yet acquired), and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein.

5.11.Lease Matters.  Copies of all Leases in effect have been provided or made available to Buyer,  and such copies are true and complete.  With respect to the Leases, (i) the Leases are presently in full force and effect without any material default thereunder by the applicable tenant;  (ii) any tenant improvements that Seller, as landlord, is obligated to complete, prior to the date hereof and pursuant to any Lease, has been completed and accepted by the applicable tenant; and (iii) no tenant has notified Seller, as landlord, in writing, of any default by Seller pursuant to any Lease that remains uncured.

5.12.United States Person.  Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor Certification” at each Closing.

5.13.Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to

Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

EXCEPT FOR THE REPRESENATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE DELIVERIES AT CLOSING, SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RESPECTING THE PURCHASED ASSETS AND THE PURCHASED ASSETS ARE SOLD “AS IS”.  SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller that the following matters are true as of the Effective Date and shall be true as of the date of each Closing hereunder:

6.1.Good Standing and Authority.  Buyer is duly organized, validly existing and in good standing under the laws of the state in which it was formed, and it, or its designee will become authorized to operate in the Commonwealth of Kentucky prior to the initial Closing; (2) Buyer has all necessary corporate power and authority to enter into this Agreement and the other transaction documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (3) the execution and delivery by Buyer of this Agreement and any other transaction document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer; (4) the person signing this Agreement on behalf of Buyer is duly authorized to act on Buyer’s behalf in entering into this Agreement, and is duly authorized to sign and deliver all documents relating thereto; and (5) this Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.2.No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organic documents of Buyer; (b) result in a violation or breach of any provision of any Law or governmental order applicable to Buyer; or (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of, any agreement to which Buyer is a party or by which Buyer is bound.  No consent, approval, Permit, or governmental order is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the other transaction documents and the consummation of the transactions contemplated hereby and thereby.

7.COVENANTS OF SELLER.

From and after the Effective Date, Seller hereby covenants with Buyer as follows:

7.1.Leasing Activities.  Seller may execute and enter into (and acquire in connection with the purchase of Real Properties under contract) any new lease, license or occupancy agreement for all or some portion of the Real Property, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any Lease (all of the foregoing, a “New Lease”) without Buyer’s consent provided the terms of such New Lease are consistent with Seller’s current leasing practices except with respect to utilities or acquired as part of a Real Property under contract.  If the terms of such proposed New Lease are not consistent with Seller’s current leasing practices (except with respect to utilities), Seller shall not enter into such New Lease without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall promptly provide or make available to Seller all New Leases, and Buyer shall assume any such New Lease at the applicable Closing as a Lease hereunder.

7.2.Contracts.  Except as provided in Section 7.1 above, Seller shall not materially amend any existing Contract or enter into any new contract with respect to the ownership and operation of the Real Property that will survive the relevant Closing, or that would otherwise affect the use, operation or enjoyment of the Real Property after the Closing, without Buyer’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed).

7.3.Insurance.  Seller shall maintain its existing insurance policies with respect to all of the Real Properties continuously in force through and including the relevant Closing.

7.4.Operation of Property.  From and after the Effective Date and through and including the relevant Closing, Seller shall operate and manage the Real Property in the same manner in which it is being operated as of the Effective Date, maintaining present services, and shall maintain the Real Property in its same repair and working order; shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Real Property in the manner in which it is being operated as of the Effective Date; and shall perform, when due, in all material respects, all of Seller’s obligations under the Contracts, the Leases, governmental approvals and other agreements relating to the Real Property and otherwise in accordance in all material respects with applicable Laws, ordinances, rules and regulations affecting the Real Property.

7.5.No Assignment.  After the Effective Date and prior to the relevant Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Real Property or any interest therein.  Without limitation of the foregoing, Seller shall not grant any easement, right of way, restriction, covenant or other comparable right affecting the Real Property without obtaining Buyer’s prior written consent.  Seller shall not enter into any agreement, arrangement or understanding, formal or informal, for the sale of any of the Real Properties, whether conditional or otherwise.

7.6.Change in Conditions.  Seller shall promptly notify Buyer of any material change in any condition with respect to the Real Property or other Purchased Assets.  Seller shall promptly (and in any event within five (5) business days) deliver any meaningful materials, reports, information or other documents that it obtains or discovers after the Effective Date that would constitute a Document to the extent Seller did not, for any reason, deliver such items as part of the Documents.

8.ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

In addition to the other conditions enumerated in this Agreement, the following shall be additional Conditions Precedent to Buyer’s obligation to close hereunder, with respect to the Closings or any of them.

8.1.Pending Actions. At the relevant Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after the Closing, would reasonably materially and adversely affect the value or marketability of the Real Property or other Purchased Assets to be acquired at such Closing.

8.2.Zoning.  On the date of the relevant Closing, no proceedings shall be pending or threatened that could reasonably be expected to involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) the Real Property or any portion thereof that would reasonably materially and adversely affect the value of the Real Property to be acquired at such Closing.

8.3.Approvals.  Buyer and/or Seller, as the case may be, shall have obtained all Permits and all municipal, state or regulatory approvals necessary for consummation of the transactions contemplated hereunder.

8.4.Representations and Warranties and Covenants.  As of the relevant Closing, each and all of the representations and warranties made by Seller to Buyer as of the Effective Date shall be true, accurate and correct in all material respects, as if specifically remade at that time, and Seller shall have delivered the Deed and other instruments of conveyance and relating to title and the other Closing deliveries of Seller, and Seller shall have performed all other covenants and obligations of Seller to be performed at or before such Closing as required under this Agreement.

8A.SELLER'S CONDITIONS PRECEDENT TO CLOSING.

In addition to the other conditions enumerated in this Agreement, the following shall be conditions precedent to Seller’s obligation to close hereunder, with respect to the Closings or any of them:

8A.1Representations and Warranties and Covenants.  As of the relevant Closing, each and all of the representations and warranties made by Buyer to Seller as of the Effective Date shall be true, accurate and correct in all material respects, as if specifically remade at that time, and Buyer shall have paid (or be prepared to pay in connection with Closing) the applicable Purchase Price and Buyer shall have performed all other covenants and obligations of Buyer to be performed at or before such Closing as required under this Agreement.

8A.2Consents.  As of the relevant Closing, Seller shall have received, unless waived by Seller, any required consent or approval of any holder of Assumed Debt to be assumed at such Closing and the agreement of such holder to release Seller and Mr. Moore from their obligations, as borrower or guarantor, upon assumption of the Assumed Debt by Buyer.

8A.3Employment Agreement.  Prior to the first Closing, Buyer and Mr. Moore shall have entered an employment agreement employing Mr. Moore as President of the subsidiary of Buyer that will own and hold the Real Properties on terms agreeable to Mr. Moore.

9.PRORATIONS, ADJUSTMENTS AND CLOSING EXPENSES.

9.1.Proration.  The following shall be prorated and adjusted between Seller and Buyer as of each Closing hereunder, except as otherwise specified:

(a)

Security Deposits.  The amount of all cash security and any other cash tenant deposits held by Seller, and interest due thereon, if any, shall be transferred to a security deposit account maintained by Buyer in accordance with the Kentucky Uniform Landlord Tenant Act.

(b)

Utilities and Operating Expenses.  Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices, shall be prorated at the Closing but only if Seller and Buyer are unable to put such utilities in the name of Buyer at the Closing.  Any operating expenses shall be prorated between Buyer and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after the Closing.

(c)

Assessments.  All assessments, general or special, shall be prorated as of the Closing, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing and Buyer being responsible for any installments of assessments that are due and payable on or after the Closing.

(d)

Base Rent.  Buyer will receive a credit at the Closing for the prorated amount of all base, fixed or other rent payable pursuant to the Leases (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing.  Rents are “Delinquent” when they were due prior to the Closing, and payment thereof has not been made on or before the Closing.  Delinquent Rent shall not be prorated at the Closing.  All Rent collected by Buyer or Seller from each tenant of the Real Property from and after the Closing will be applied as follows:  (i) first, to Delinquent Rent owed for the month in which the Closing occurs, (ii) second, to any accrued Rents owing to Buyer, and (iii) third, to Delinquent Rents owing to Seller for the period prior to the  Closing.  Any Rent collected by Buyer and due Seller will be promptly remitted to Seller.  Any Rent collected by Seller and due Buyer shall be promptly remitted to Buyer.  Seller shall be entitled to retain any prepaid pet fees of tenants.

(e)

Taxes.  All ad valorem real estate and personal property taxes with respect to the Purchased Assets shall be prorated as of the Closing, based on an accrual basis for the tax year in which the Closing occurs (and prior years not yet due and payable), such that Seller shall pay all such taxes attributable to any prior tax years and that portion of the current tax year allocable to the period prior to the Closing regardless of when due and payable and Buyer shall be responsible for all such taxes for the current tax year  attributable to the period from and after the Closing. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Real Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year.  To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at the Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following the Closing.

(f)	Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated by mutual agreement of the parties.

For purposes of calculating prorations under this Section 9.1, Buyer shall be deemed to be in title to the Real Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the date of the relevant Closing.  The amount of such prorations shall be adjusted in cash after the Closing, as and when complete and accurate information becomes available.  Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the relevant Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such thirty (30) day period.  Items of income and expense for the period prior to the Closing generally will be for the account of Seller and items of income and expense for the period on and after the Closing generally will be for the account of Buyer, all as determined by the accrual method of accounting.  Bills received after the Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing shall be paid by Seller.  Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder.

9.2.Closing Expenses.  Buyer will pay the entire cost of any title charges, title insurance and endorsements obtained by Buyer for Buyer, the cost of any surveys obtained by Buyer for Buyer, and the cost of recording each Deed hereunder.  Seller shall pay all state, county and municipal transfer taxes on each Deed, the payment and cost of preparation of each Deed and other conveyancing instruments pertaining to the Real Property, the cost of satisfying and releasing any liens and security interests of record, and the cost of curing any title defects it is to cure pursuant to this Agreement.

9.3.Allocation of Purchase Price. Within thirty (30) days after the date of each Closing, Buyer shall deliver to Seller a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets) for tax purposes (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within ten (10) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by an impartial regionally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local tax returns in accordance with the Allocation Schedule.

10.DESTRUCTION, LOSS OR DIMINUTION OF REAL PROPERTY.

If, prior to any Closing, all or any portion of the Real Properties are damaged by fire or other natural casualty (collectively “Casualty Damage”), or are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

(a)

If the aggregate cost of repair or replacement of the Casualty Damage (collectively, “repair and/or replacement”) is $10,000 or less, in the opinion of Buyer’s and Seller’s respective engineering consultants, Buyer shall close and take the Real Property as diminished by such events, subject to an assignment of Seller’s casualty insurance proceeds (plus a credit for the amount of any unpaid deductible or any cost of repair and/or replacement that is uninsured) or an assignment of any condemnation award, as applicable.  The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.

(b)

If the aggregate cost of repair and/or replacement of the Casualty Damage is greater than $10,000, in the opinion of Buyer’s and Seller’s respective engineering consultants, or in the event of an Eminent Domain, then Buyer, at its sole option, may elect either to (i) terminate its obligation to purchase that particular Real Property by written notice to Seller, all without any liability or further obligation to Seller, (ii) negotiate with Seller a mutually acceptable reduced Purchase Price applicable to that particular Real Property; provided, that, in either event of clause (i) or (ii), the aggregate Purchase Price set forth in Section 3.1 shall be adjusted and reduced accordingly, or (iii) proceed to close subject to an assignment of Seller’s casualty insurance proceeds (plus a credit for the amount of any unpaid deductible or any cost of repair and/or replacement that is uninsured) or an assignment of any condemnation award, as applicable (in which case, the proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer).

11.INDEMNIFICATION.

11.1Indemnification of Buyer.  Seller hereby agrees to indemnify Buyer and its affiliates and their respective representatives (collectively, the "Buyer Indemnitees") to the fullest extent of the law against all claims, damages, losses and expenses, including but not limited to reasonable attorneys’ fees, (collectively, “Losses”) resulting from: (a) any material misrepresentation, material inaccuracy or material breach of any of the representations and warranties made by Seller in this Agreement; (b) any failure of Seller to carry out, perform, satisfy and/or discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; (c) Seller’s operation of the Business (including, without limitation, as to the Purchased Assets) prior to the date of the relevant Closing respecting such Purchased Assets; and (d) the Excluded Liabilities.

11.2Indemnification of Seller.  Buyer hereby agrees to indemnify Seller and its affiliates and their respective members and representatives (collectively, the "Seller Indemnitees") to the fullest extent of the law against all Losses resulting from: (a) any material misrepresentation, material inaccuracy or material breach of any of the representations and warranties made by Buyer in this Agreement, (b) any failure of Buyer to carry out, perform, satisfy and/or discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; (c) Buyer's operation of the Business (including, without limitation, as to the Purchased Assets) from and after the relevant Closing respecting such Purchased Assets; and (d) the Assumed Liabilities.

The obligations of Seller pursuant to this Section 11 shall survive all Closings or any earlier termination of this Agreement.

11.3Limitations. (a)Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against any Losses under Section 11.1(a), other than Losses resulting by reason of any fraud or intentional misrepresentation, until the Buyer Indemnitees have suffered Losses by reason of all such breaches in excess of two percent (2%) of the Purchase Price (after which point Seller will be obligated to indemnify the Buyer Indemnitees from and against all such Losses in excess of the first two percent (2%) of the Purchase Price); provided, however, that the foregoing thresholds shall not apply to any indemnification provided by Seller arising out of the representations and warranties in Sections 5.1 (Good Standing and Authority) and 5.8 (Taxes).  Buyer shall not have any obligation to indemnify the Seller Indemnitees from and against Losses under Section 11.2(a), other than Losses resulting by reason of any fraud or intentional misrepresentation, until the Seller Indemnitees have suffered Losses by reason of all such breaches in excess of two percent (2%) of the Purchase Price (after which point Buyer will be obligated to indemnify the Seller Indemnitees from and against all such Losses in excess of the first two percent (2%) of the Purchase Price); provided, however, that the foregoing thresholds shall not apply to any indemnification provided by Buyer arising out of the representations and warranties in Sections 6.1 (Good Standing and Authority) and 6.3 (Capitalization).

(b)From and after the last Closing, the rights of the Indemnified Parties under  Sections 11.1-11.3 shall be the exclusive remedy of the Seller Indemnitees and Buyer Indemnitees with respect to any and all matters arising out of, relating to, or connected with this Agreement, Seller and its assets and liabilities, including, without limitation, the Purchased Assets and the Assumed Liabilities; provided, however, that notwithstanding any other provision of this Agreement, nothing herein shall limit any claim of any Party for remedies at law or in equity for fraud or intentional misrepresentations.

12.MISCELLANEOUS.

12.1.Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transactions contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

12.2.No Waiver.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.3.Assignment.  The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Purchased Assets or of this Agreement shall be made by Seller without the prior written consent of Buyer.  Buyer shall not assign this Agreement or any part hereof without the prior written consent of Seller.  Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement and its interests herein to one or more of its direct or indirect wholly-owned subsidiaries; provided Buyer shall not be released from its obligations or liability hereunder as a result of such assignment.

12.4.Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.4):

Seller:	Mt. Melrose, LLC
647 N. Limestone
Lexington, Kentucky 40508
	Attn:	Jeffrey I. Moore, Managing Member
	Email:	jeff@mtmelrose.com

With a copy to:	Rose Grasch Camenisch Mains PLLC
326 S. Broadway
Lexington, KY 40508
	Attn:	Richard H. Mains
	Email:	rich.mains@rgcmlaw.com

Buyer:	Sitestar Corporation
1518 Willow Lawn Drive
Richmond, Virginia 23230
	Attn:	Steven L. Kiel, CEO
	Email:	steven@sitestarcorp.com

With a copy to:	Sitestar Corporation
1518 Willow Lawn Drive
Richmond, Virginia 23230

	Attn:	Michael Bridge, General Counsel
	Email:	michael@sitestarcorp.com

and

Woods Rogers Edmunds & Williams PLC
828 Main Street, 19th Floor
Lynchburg, Virginia 24504
	Attn:	Corey S. Davis, Esq.
	Email:	cdavis@woodsrogers.com

12.5.Benefit.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.6.No Liability of Other Party.  Upon any Closing, neither party shall assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of the other party hereto other than those specifically agreed to between the parties and set forth in this Agreement.  Except with respect to the foregoing obligations or as otherwise expressly provided in this Agreement, neither party shall assume or discharge any debts, obligations, liabilities or commitments of the other party hereto, whether accrued now or hereafter, fixed or contingent, known or unknown.

12.7.Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any Closing shall have occurred.

12.8.Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale and transfer of the Purchased Assets (including any property transfer Tax and any other similar Tax or fee) shall be borne and paid by Seller when due.  Seller shall, at its own expense, timely file any Tax return(s) or other document(s) with respect to any such Taxes or fees.

12.9.No Brokerage.  Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with the transactions contemplated under this Agreement.  Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of the indemnifying party.  The obligations of the parties pursuant to this Section 12.9 shall survive all Closings or any earlier termination of this Agreement.

12.10.Time of the Essence.  Time is of the essence of this Agreement.

12.11.Legal Holidays.  If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the Commonwealth of Virginia.

12.12.Conditions Precedent.  The obligations of Buyer to make the payments described in Section 3.1 and to close the transactions, or any one of them, contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller.  The waiver of any particular Condition Precedent shall not constitute the waiver of any other.  Seller hereby acknowledges and agrees that in the event of the failure of a Condition Precedent for any reason whatsoever, Buyer may elect, in its sole discretion, to terminate this Agreement by written notice to Seller, all without any liability or further obligation to Seller.

12.13.Survival of Provisions.  All of the representations, warranties  and indemnities contained in this Agreement shall survive all Closings for a period of three (3) years after the date of this Agreement.

12.14.Cooperation.  Each party shall on the reasonable request of the other party execute and deliver in proper form any and all instruments and documents and perform any and all acts necessary or reasonably desirable to evidence more effectively the transactions contemplated by and consummated under this Agreement.

12.15.Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.  The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  The schedules and exhibits referred to herein and attached hereto shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.16.Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.17.Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any legal suit, action or proceeding relating to this Agreement must be instituted in the federal or state courts located in the city of Wilmington, Delaware, and each party hereby irrevocably submits to the exclusive jurisdiction and venue of such courts in any such suit, action or proceeding, and waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum.  TO THE FULLEST EXTENT ALLOWED BY LAW, SELLER AND BUYER HEREBY MUTUALLY WAIVE ANY RIGHTS TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AT LAW OR IN EQUITY IN CONNECTION WITH, OR RELATING TO, THIS AGREEMENT.

12.18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.19.Termination. With respect to the Purchased Assets and Assumed Liabilities with respect to which there has not yet been a Closing, this Agreement may be terminated at any time prior to such Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Seller within 30 days of Seller's receipt of written notice of such breach from Buyer;

(ii)such Closing has not occurred by June 30, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants or agreements to be performed or complied with by it prior to the Closing;

(c)by the Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Buyer within 30 days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)the first Closing has occurred by June 30, 2018, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants or agreements  hereof to be performed or complied with by it prior to the Closing; or

(iii)such Closing has not occurred by June 30, 2019, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants or agreements to be performed or complied with by it prior to the Closing.

No termination pursuant to this Section 12.19 shall be effective to terminate this Agreement with respect to any Purchased Assets or Assumed Liabilities which have been transferred to and assumed by Buyer.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise in the event of the termination of this Agreement prior to the first Closing.  In the event of the termination of this Agreement, each of the parties may pursue any and all its remedies against the other parties hereto including any and all remedies at law or in equity, including the remedy of specific performance.  In no event shall any party hereto be liable to any other party hereto respecting any consequential or punitive damages (except for consequential or punitive damages owed by a party to a third party for which such party is entitled to indemnification hereunder).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Master Real Estate Asset Purchase Agreement as of the Effective Date.

SELLER:	MT. MELROSE, LLC,
a Kentucky limited liability company

	By:	(SEAL)
	Name:	Jeffrey I. Moore
	Title:	Managing Member

BUYER:	SITESTAR CORPORATION,
a Nevada corporation

	By:	(SEAL)
	Name:	Steven L. Kiel
	Title:	Chief Executive Officer

SCHEDULE OF EXHIBITS

A	Real Property
B	Required Contracts
C	Leases
D	Documents
E	Form of Assignment and Assumption of Leases

EXHIBIT A

Real Property

Property Address
Osage-284 - 284 Osage Ct Lexington, KY 40509
Gainesway-1121 - 1121 Gainsway Dr Lexington, KY 40517
Hedgewood-193 - 193 Hedgewood Ct Lexington, KY 40509
Henton-132 - 132 Henton Rd Lexington, KY 40508
Thompson-119 - 119 Thompson Rd Lexington, KY 40508
Wilton-107 - 107 Wilton Ave Lexington, KY 40508
Charles-762 - 762 Charles Ave Lexington, KY 40508
Wittland-113 - 113 Wittland Ln Lexington, KY 40505
Charles-741 - 741 Charles Ave Lexington, KY 40508
Chestnut-347 - 347 Chestnut St Lexington, KY 40508
Chestnut-456 - 456 Chestnut St Lexington, KY 40508
Chestnut-460 - 460 Chestnut St Lexington, KY 40508
Chestnut-540 - 540 Chestnut St Lexington, KY 40508
Whitney-805 - 805 Whitney Ave Lexington, KY 40508
Liggett-1102 - 1102 Liggett St Lexington, KY 40508
Douglas-450 - 450 Douglas Ave Lexington, KY 40508
Eddie-194 - 194 Eddie St Lexington, KY 40508
Dunkirk-1877 - 1877 Dunkirk Ave Lexington, KY 40504
Harry-605 - 605 Harry St Lexington, KY 40508
N Limestone-645 - 645 N Limestone Lexington, KY 40508
N Limestone-647 - 647 N Limestone Lexington, KY 40508
Bluegrass-208 - 208 Bluegrass Ave Lexington, KY 40505
Highlawn-1421 - 1421 Highlawn Ave Lexington, KY 40505
Alton-1604 - 1604 Alton Rd Lawrenceburg, KY 40342
Charles-826 - 826 Charles Ave Lexington, KY 40508
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 1
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 10
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 2
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 3
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 4
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 5
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 6
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 7
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 8
Patterson-517 - 517 Patterson St 1-10 Lexington, KY 40508 - Unit 9
Kelsey-1067 - 1067 Kelsey Dr A-B Lexington, KY 40504 - Unit A
Kelsey-1067 - 1067 Kelsey Dr A-B Lexington, KY 40504 - Unit B
Charles-828 - 828 Charles Ave Lexington, KY 40508
Ohio-556 - 556 Ohio St Lexington, KY 40508
Hedgewood-222 - 222 Hedgewood Ct Lexington, KY 40509
Rand-118 - 118 Rand Ave Lexington, KY 40508

Henton-104 - 104 Henton Rd Lexington, KY 40508
Lindberg-446 - 446 Lindberg Dr Lexington, KY 40508
Saffell-114 - 114 Saffell St Lawrenceburg, KY 40342
Liggett-1104 - 1104 Liggett St Lexington, KY 40508
Wilton-210 - 210 Wilton Ave Lexington, KY 40508
Florida - 702 - 702 Florida St Lexington, KY 40508
Florida - 704 - 704 Florida St Lexington, KY 40508
W Seventh - 219 - 219 W. Seventh St. Lexington, KY 40508
W Seventh - 221 - 221 W. Seventh St Lexington, KY 40508
W Seventh - 223 - 223 W. Seventh St Lexington, KY 40508
E Seventh - 410 - 410 E Seventh St Lexington, KY 40508
E Seventh - 416 - 416 E Seventh St Lexington, KY 40508
E Seventh - 418 - 418 E Seventh St Lexington, KY 40508
Osage-262 - 262 Osage Ct Lexington, KY 40509
Michigan-415 - 415 Michigan St Lexington, KY 40508
Thompson-101 - 101 Thompson Rd Lexington, KY 40508
Thompson-123 - 123 Thompson Rd Lexington, KY 40508
Thompson-313 - 313 Thompson Rd Lexington, KY 40508
Twelfth-133 - 133 Twelfth St A-B Lexington, KY 40505 - Unit A
Twelfth-133 - 133 Twelfth St A-B Lexington, KY 40505 - Unit B
Woodhill-2468 - 2468 Woodhill Dr Lexington, KY 40509
Osage-229 - 229 Osage Ct Lexington, KY 40509
Wilton - 100 - 100 Wilton Ave Lexington, KY 40508
E Seventh - 445 - 445 E Seventh St Lexington, KY 40505
Dayton - 955 - 955 Dayton Ave Lexington, KY 40505
E Seventh - 408 - 408 E Seventh St Lexington, KY 40508 - Unit 1
E Seventh - 408 - 408 E Seventh St Lexington, KY 40508 - Unit 2
E Seventh - 408 - 408 E Seventh St Lexington, KY 40508 - Unit 3
Breckenridge - 627 - 627 Breckenridge St Lexington, KY 40508
Texaco - 1105 - 1105 Texaco Rd Lexington, KY 40508
N Upper - 703 - 703 N Upper St Lexington, KY 40508
Clyde-129 - 129 Clyde St Lexington, KY 40508
Hedgewood-187 - 187 Hedgewood Ct Lexington, KY 40509
Osage-289 - 289 Osage Ct Lexington, KY 40509
Hedgewood-232 - 232 Hedgewood Ct Lexington, KY 40509
Dakota-759 - 759 Dakota St Lexington, KY 40508 - Unit 1
Dakota-759 - 759 Dakota St Lexington, KY 40508 - Unit 2
Dakota-759 - 759 Dakota St Lexington, KY 40508 - Unit 3
Marcellus-1050 - 1050 Marcellus Dr Lexington, KY 40505
Hedgewood-166 - 166 Hedgewood Ct Lexington, KY 40509
Hedgewood-179 - 179 Hedgewood Ct Lexington, KY 40509
Hedgewood-201 - 201 Hedgewood Ct Lexington, KY 40509
Hedgewood-261 - 261 Hedgewood Ct Lexington, KY 40509
Hedgewood-297 - 297 Hedgewood Ct Lexington, KY 40509
Osage-255 - 255 Osage Ct Lexington, KY 40509
Osage-285 - 285 Osage Ct Lexington, KY 40509

Woodhill-2430 - 2430 Woodhill Dr Lexington, KY 40509
Woodhill-2480 - 2480 Woodhill Dr Lexington, KY 40509
Shropshire-613 - 613 Shropshire Ave Lexington, KY 40508 - Unit 1
Shropshire-613 - 613 Shropshire Ave Lexington, KY 40508 - Unit 2
Shropshire-613 - 613 Shropshire Ave Lexington, KY 40508 - Unit 3
Shropshire-613 - 613 Shropshire Ave Lexington, KY 40508 - Unit 4
Shropshire-613 - 613 Shropshire Ave Lexington, KY 40508 - Unit 5
Shropshire-613 - 613 Shropshire Ave Lexington, KY 40508 - Unit 6
Hedgewood-205 - 205 Hedgewood Ct Lexington, KY 40509
Hedgewood-290 - 290 Hedgewood Ct Lexington, KY 40509
Osage-253 - 253 Osage Ct Lexington, KY 40509
Osage-293 - 293 Osage Ct Lexington, KY 40509
N Upper - 709 - 709 N Upper St Lexington, KY 40508
Florida - 737 - 737 Florida St Lexington, KY 40508
N Upper - 711 - 711 N Upper St Lexington, KY 40508
N Upper - 713 - 713 N Upper St Lexington, KY 40508
N Upper - 715 - 715 N Upper St Lexington, KY 40508
Edgelawn-1422 - 1422 Edgelawn #A Lexington, KY 40505
Edgelawn-1422 - 1422 Edgelawn #B Lexington, KY 40505
Edgelawn-1425.5 - 1425.5 Edgelawn Lexington, KY 40505
Edgelawn-301 - 301 Edgelawn #A Lexington, KY 40505
Lakeview-729 - 729 Lakeview Lexington, KY 40505
Locust-216 - 216 Locust Lexington, KY 40505
Locust-301 - 301 Locust Lexington, KY 40505
Florida-739 - 739 Florida Lexington, KY 40508
Florida-752 - 752 Florida Lexington, KY 40508
Florida-773 - 773 Florida Lexington, KY 40508
Osage-266 - 266 Osage Ct Lexington, KY 40509
Woodhill-2424 - 2424 woodhill, Lexington, KY 40509
Breckenridge - 638 - 638 Breckenridge St Lexington, KY 40508
Pemberton-533 - 533 Pemberton, Lexington, KY 40508
Osage-270 - 270 Osage Ct Lexington, KY 40509

EXHIBIT B

Required Contracts

The Required Contracts are as follows:

•	Those certain Leases set forth on Exhibit C.
•	The loan agreements, promissory notes, mortgages, assignments of leases and rents and other documents evidencing or related to the Assumed Debt.

B-1

EXHIBIT C

Leases

The Leases for the Real Properties as listed on the attached.

EXHIBIT D

Documents

For each of the Real Properties, Seller shall provide or make available to Buyer the following:

1.	Copies of current property tax bills and assessor’s statements of current assessed values.

2.	Copies of current utilities statements for the Real Property.

3.	Statement of insurance coverage by policy type, and a list of all claims against such policies over the past three years if applicable.

4.	Copies of any construction budgets or plans for proposed construction and any approvals/permits received to date for proposed construction.

5.	Most recent Seller’s issued policy of title insurance for the Real Properties, if any.

6.	Most recent existing survey of the Real Property, if any.

7.	Detailed information concerning all capital refurbishments/improvements to the Real Property over the past three (3) years.

8.	Copies of all Leases, any amendments, guaranties, letters of credit, letter agreements, assignments, and subleases relating thereto and all other agreements relating to occupancy of the Real Property.

9.	Copies of all leasing and brokerage agreements pursuant to which commissions remain owing or are anticipated to become owing after any Closing.

10.	A detailed summary of any uncompleted tenant and building improvements.

11.	Copies of all operating and management contracts, all leasing agreements and all service and maintenance agreements, and any amendments and letter agreements relating thereto.

12.

Copies of all restrictive covenants, reciprocal easements or other private agreements relating to the Real Property that are not of public record and all agreements with adjacent property owners that are not of public record.

13.

Engineering, environmental and physical inspection reports generated by third parties in Seller’s possession or control regarding the Real Property, including soil reports and maintenance records for mechanical equipment.

14.	List of all personal property to be conveyed with the Real Property including all refrigerators, stoves, dishwashers, furnishings and similar property.

D-1

15.	A detailed summary of all recent legal actions concerning the Real Property, including actions taken on behalf of or against the ownership of the Real Property.

16.	Monthly operating statements for the past twelve (12) months and annual statements for the past three (3) years as well as the current budgets and capital improvement plans, if any.

17.	An aged tenant receivable report regarding income from all tenant leases.

18.	A complete rent roll for the past twelve (12) months for the Real Property.

19.	Copies of all financing agreements, deeds of trust, mortgages and security instruments to which the Real Property is subject.

D-2

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (the “Assignment”) is made and entered into this ____ day of ___________, 20__ by and between                                         (“Assignor”), and                                (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor and [[Assignee][the parent affiliate of Assignee]] entered into that certain Master Real Estate Asset Purchase Agreement, dated _____________, 20__ (the “Agreement”), for the purchase and sale of, among other property, the real property commonly known as ___________________________________________ (the “Premises”); and

WHEREAS, in connection with the consummation of the transaction contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals.  The foregoing recitals are hereby incorporated in the body of this Assignment as if fully rewritten and restated herein.

2.Assignment of Leases.  Assignor hereby sells, transfers and assigns to Assignee all of its right, title and interest in and to those certain leases presently existing and described in Attachment A attached hereto (collectively, the “Leases”) and any and all guaranties made in connection with the Leases, subject, however, to the terms, covenants and conditions of the Leases and this Assignment.

3.Assignment of Security Deposits.  Assignor hereby sells, transfers and assigns to Assignee all of its right, title and interest in and to those security deposits held by Assignor pursuant to the Leases, and identified on Attachment B attached hereto and made a part hereof (collectively, the “Security Deposits”), which Assignee shall segregate and maintain as required by applicable law and the terms of the Leases.

4.Assumption of Obligations.  Assignee hereby accepts the assignment of the Leases, the rents due thereunder and the Security Deposits subject to the terms and conditions hereof, and from and after the date hereof, Assignee hereby assumes and shall be responsible for and shall perform all of those obligations imposed on the lessor or landlord under the Leases, which obligations first arise or accrue on or after the date hereof (the “Closing”).

5.Assignee’s Indemnification.  Assignee hereby indemnifies, protects, defends and holds Assignor and Assignor’s officers, directors and shareholders, and their respective successors and assigns, harmless from any and all claims, damages, losses, suits, proceedings, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), both known or unknown, present and future, at law or in equity, arising out of, by virtue of or in any way related to the breach by Assignee of (or Assignee’s failure to timely perform) any or all of the obligations imposed on the lessor or the landlord under the Leases, which obligations accrue as a result of events first occurring on or after the date of the Closing.

6.Assignor’s Indemnification.  Assignor hereby indemnifies, protects, defends and holds Assignee and Assignee’s officers, directors and shareholders, and their respective successors and assigns, harmless from any and all Losses, both known and unknown, present and future, at law or in equity, arising out of, by virtue of, or in any way related to the breach by Assignor of (or Assignor’s failure to timely perform) any or all of the obligations imposed on the lessor or the landlord under the Leases, which obligations accrue as a result of events first occurring prior to the date of the Closing.

7.Counterparts.  This Assignment may be executed in one or more identical counterparts, all of which, when taken together shall constitute one and the same instrument.

8.Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the [[State in which the Premises are located], without regard to any conflict of laws principles thereof].

9.Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

10.Conflict.  If there is any conflict between the terms of this Assignment and the Agreement, the terms of the Agreement shall govern and control.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment on the date first above written.

ASSIGNOR:

MT. MELROSE, LLC,
a Kentucky limited liability company

By:	/s/ Jeffrey I. Moore
Name:	Jeffrey I. Moore
Its:	Managing Member

ASSIGNEE:

MT MELROSE, LLC, d.b.a. MT MELROSE II, LLC
a Delaware limited liability company

By:	Sitestar Corporation, its sole and managing member

By:	/s/ Steven L. Kiel
Name:	Steven L. Kiel
Its:	Chief Executive Officer

Attachment A to Assignment And Assumption Of Leases

Leases

Attachment B to Assignment And Assumption Of Leases

Security Deposits

SCHEDULE 5.2

CONFLICTS

The prior consent or approval of the holders of the Assumed Debt is required for sale and transfer of the Real Properties and assumption by Buyer of the Assumed Debt.